Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.43 per Unit
Adjusted Diluted Net Income of $0.49 per Unit
Cash Distribution of $0.49 per Unit

New York, NY, July 27, 2017 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2017.
"It's clear that I've joined AB at an exciting point in the firm’s long-term strategic and competitive transition," said Seth P. Bernstein, President and CEO of AB. "AB’s momentum accelerated in the second quarter, with 11% year-on-year gross sales growth, active net inflows of $6.6 billion that were positive across all three client channels, 270 points of adjusted operating margin expansion and 26% growth in adjusted earnings per unit."

(US $ Thousands except per Unit amounts)	2Q 2017	2Q 2016	2Q 2017 vs 2Q 2016 % Change	1Q 2017	2Q 2017 vs 1Q 2017 % Change

U.S. GAAP Financial Measures
Net revenues	$802,313	$725,806	10.5%	$764,917	4.9%
Operating income	$162,537	$142,575	14.0%	$166,312	(2.3%)
Operating margin	18.1%	19.0%	(90 bps)	19.6%	(150 bps)
AB Holding Diluted EPU	$0.43	$0.40	7.5%	$0.46	(6.5%)

Adjusted Financial Measures (1)
Net revenues	$649,541	$603,899	7.6%	$623,772	4.1%
Operating income	$162,326	$134,816	20.4%	$150,584	7.8%
Operating margin	25.0%	22.3%	270 bps	24.1%	90 bps
AB Holding Diluted EPU	$0.49	$0.39	25.6%	$0.46	6.5%
AB Holding cash distribution per Unit	$0.49	$0.40	22.5%	$0.46	6.5%

(US $ Billions)
Assets Under Management
Ending AUM	$516.6	$489.5	5.5%	$497.9	3.8%
Average AUM	$507.7	$484.5	4.8%	$491.2	3.4%

(1) The adjusted financial measures are all non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

Bernstein continued: "AB's strategy to maintain a laser focus on investment performance, broaden our global presence, consistently deliver relevant services to our clients and remain vigilant in improving our financial position is the right one, and after years of relentless execution, our steady progress is coming through in the results. Investment performance remains stellar across the fixed income franchise and equity track records keep trending upward. In Retail, gross sales remained at record levels during the quarter, driven by strength in our preeminent Asia ex Japan fixed income franchise, where first half gross sales increased 65% year-on-year and net flows totaled more than $4 billion. In Institutional, we were pleased to see a recovery in activity levels from the first quarter. Gross sales rose 60% sequentially and inflows of $1.2 billion returned to positive territory. We’re particularly encouraged by the positive trend in our pipeline fee rate. We’re winning more mandates in higher fee areas like commercial real estate debt and concentrated active equities - demonstrating the success we've had in diversifying our product set. As a long-time personal client, I knew the Bernstein Private Wealth business well coming in, but I didn’t fully appreciate how effective we’ve been in recent years in appealing to larger and more sophisticated clients with our offering. The suite of targeted services, which has $5.5 billion in commitments today, has been instrumental in this effort. On the sell side, I was well aware coming in of Bernstein’s reputation for differentiated institutional research. Now I see how well this business is navigating shrinking trading volumes and fee compression in the US and the MiFID II rollout in Europe, while expanding our research and trading presence in faster-growing international markets. Finally, AB has done impressive work to improve our financials, in particular continuing a five-year trend of margin expansion so far in 2017. The second quarter adjusted margin of 25% was up 270 bps year-on-year, and adjusted earnings per unit of $0.49 were up 26%.”
Bernstein concluded: “Spending time with my new colleagues here has confirmed what I knew coming in: AB is full of brilliant and talented people who are striving to deliver for clients - and succeeding in creating better outcomes for them. It’s an honor to be at the helm of such a great firm, and I’m looking forward to doing what I can to build upon AB’s success from here.”
The firm’s cash distribution per unit of $0.49 is payable on August 24, 2017, to holders of record of AB Holding Units at the close of business on August 7, 2017.
Market Performance
US and global equity and fixed income markets were higher in the second quarter. The S&P 500’s total return was 3.1% in the second quarter and the MSCI EAFE Index’s total return was 6.4%. The Bloomberg Barclays US Aggregate Index returned 1.4% during the second quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 3.5%.

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Assets Under Management ($ Billions)
Total assets under management as of June 30, 2017 were $516.6 billion, up $18.7 billion, or 3.8%, from March 31, 2017, and up $27.1 billion, or 5.5%, from June 30, 2016.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 6/30/17	$252.9	$177.3	$86.4	$516.6
Net Flows for Three Months Ended 6/30/17	$1.2	$3.2	$0.3	$4.7

Total net inflows were $4.7 billion in the second quarter, compared to net outflows of $0.2 billion in the previous quarter, and net inflows of $3.5 billion in the prior year period.
Net inflows to the Institutional channel were $1.2 billion, compared to net outflows of $1.9 billion in the prior quarter. Institutional gross sales of $4.0 billion increased 60% from the first quarter’s $2.5 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially from $4.2 billion to $4.6 billion at June 30, 2017.
The Retail channel experienced second quarter 2017 net inflows of $3.2 billion, compared to $1.6 billion of net inflows in the prior quarter. Retail gross sales of $13.5 billion were flat compared to the first quarter.
In the Private Wealth channel, net inflows of $0.3 billion compared to $0.1 billion of net inflows in the prior quarter. Private Wealth gross sales of $2.9 billion decreased 3% from the first quarter’s $3.0 billion.
Second Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Net revenues of $802 million increased 11% compared to the second quarter of 2016 due to higher investment advisory fees, investment gains, dividend and interest income and distribution revenues, partially offset by lower Bernstein Research revenues. Sequentially, net revenues increased 5% due to higher investment advisory fees, dividend and interest income and distribution revenues, partly offset by lower Bernstein Research revenues. Bernstein Research revenues decreased 5% year-over-year and 3% sequentially, in both cases predominantly the result of a decrease in client activity in the US and Europe, which were only partially offset by gains in Asia.
Operating expenses were $639 million for the second quarter of 2017, up 10% year-over-year, due to higher total employee compensation and benefits, promotion and servicing and general and administrative (“G&A”) expenses. Total employee compensation and benefits expenses increased as a result of higher severance charges. Within promotion and servicing, higher distribution related payments were partially offset by lower amortization of deferred sales commissions and transfer agency fees. Within G&A, higher technology in addition to expenses related to our consolidated company-sponsored investment funds drove the increase. During the second quarter of 2017, we recorded a $20.7 million non-cash real estate charge compared to a $2.8 million non-cash real estate credit in the second quarter of 2016.
On a sequential basis, operating expenses were up 7% due to higher total employee compensation and benefits, promotion and servicing and G&A expenses. The increase in total employee compensation and benefits expenses was due to higher severance charges, partially offset by lower incentive compensation, commissions and fringes. The increase in promotion and servicing expense was due to higher distribution related payments and marketing expense. Within G&A, the increase was driven by higher technology in addition to expenses related to our consolidated company-sponsored investment funds. The $20.7 million non-cash real estate charge during the quarter compares to a de minimus non-cash real estate credit in the first quarter of 2017.
Operating income of $163 million for the second quarter of 2017 increased 14% from $143 million for the second quarter of 2016 and decreased 2% from $166 million in the first quarter of 2017.
Diluted net income per Unit for the second quarter of 2017 was $0.43 compared to $0.40 in the second quarter of 2016 and $0.46 in the first quarter of 2017.

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Non-GAAP Earnings
This section discusses our second quarter 2017 non-GAAP financial results, as compared to the second quarter of 2016 and the first quarter of 2017. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted net revenues of $650 million were up 8% compared to the second quarter of 2016 due to higher investment advisory fees, partially offset by lower Bernstein Research revenues and higher net distribution expense. Sequentially, adjusted net revenues were up 4%, driven by higher investment advisory fees, partially offset by slight investment losses compared to investment gains during the prior quarter, lower Bernstein Research revenues and higher net distribution expense.
Adjusted operating expenses were $487 million for the second quarter, up 4% from the prior-year period due to higher total employee compensation and benefits, G&A and interest expenses, partially offset by lower promotion and servicing expense. Total employee compensation and benefits expenses increased as a result of higher severance charges, partially offset by lower incentive compensation. Within G&A, technology expenses were up. The decrease in promotion and servicing was driven by lower travel and entertainment expense.
Sequentially, adjusted operating expenses were up 3%, driven by higher total employee compensation and benefits, promotion and servicing and G&A expenses. The sequential increase in total employee compensation and benefits expenses was driven by higher severance charges, partially offset by lower incentive compensation, commissions and fringes. Within promotion and servicing, the increase was driven by higher marketing expenses. The increase in G&A was due to higher technology expenses.
Adjusted operating income of $162 million increased 20% from $135 million for the second quarter of 2016, and the adjusted operating margin increased 270 basis points to 25.0% from 22.3%. On a sequential basis, adjusted operating income increased 8% from $151 million, and the adjusted operating margin increased 90 basis points from 24.1%.
Adjusted diluted net income per Unit of $0.49 was up from $0.39 in the second quarter of 2016 and $0.46 in the first quarter of 2017.
Headcount
As of June 30, 2017, we had 3,454 employees, compared to 3,466 employees as of June 30, 2016 and 3,436 employees as of March 31, 2017.
Unit Repurchases
During the three and six months ended June 30, 2017, we purchased 4.3 million and 5.7 million AB Holding Units for $96.7 million and $127.8 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 3.7 million and 4.9 million AB Holding Units for $82.4 million and $110.3 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the condensed consolidated statements of cash flows are net of AB Holding Unit purchases by employees as part of a distribution reinvestment election.

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Second Quarter 2017 Earnings Conference Call Information
Management will review Second Quarter 2017 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Thursday, July 27, 2017. The conference call will be hosted by Seth P. Bernstein, President and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://abglobal.com/corporate/investor-relations/home.htm at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 48330373.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of Second Quarter 2017 financial and operating results on July 27, 2017.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 48330373.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2016 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.

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The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2017, AB Holding owned approximately 35.2% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.6% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	2Q 2017	2Q 2016	2Q 2017 vs. 2Q 2016 % Change	1Q 2017	2Q 2017 vs. 1Q 2017 % Change

GAAP revenues:
Base fees	$516,485	$476,306	8.4%	$492,176	4.9%
Performance fees	14,678	744	1,872.8%	6,114	140.1%
Bernstein research services	109,470	115,053	(4.9%)	112,741	(2.9%)
Distribution revenues	100,149	97,321	2.9%	96,554	3.7%
Dividends and interest	19,348	10,147	90.7%	14,056	37.6%
Investments gains (losses)	24,113	2,276	959.4%	25,201	(4.3%)
Other revenues	24,265	25,833	(6.1%)	22,365	8.5%
Total revenues	808,508	727,680	11.1%	769,207	5.1%
Less: interest expense	6,195	1,874	230.6%	4,290	44.4%
Total net revenues	802,313	725,806	10.5%	764,917	4.9%

GAAP operating expenses:
Employee compensation and benefits	327,862	309,249	6.0%	321,748	1.9%
Promotion and servicing
Distribution-related payments	102,756	93,217	10.2%	96,367	6.6%
Amortization of deferred sales commissions	8,307	10,577	(21.5%)	9,079	(8.5%)
Trade execution, marketing, T&E and other	53,235	55,357	(3.8%)	48,214	10.4%
General and administrative
General & administrative	117,462	109,757	7.0%	114,221	2.8%
Real estate (credits) charges	20,747	(2,801)	n/m	(2)	n/m
Contingent payment arrangements	178	353	(49.6%)	177	0.6%
Interest on borrowings	2,254	1,052	114.3%	1,868	20.7%
Amortization of intangible assets	6,975	6,470	7.8%	6,933	0.6%
Total operating expenses	639,776	583,231	9.7%	598,605	6.9%

Operating income	162,537	142,575	14.0%	166,312	(2.3%)

Income taxes	10,265	13,231	(22.4%)	10,057	2.1%

Net income	152,272	129,344	17.7%	156,255	(2.5%)

Net income (loss) of consolidated entities attributable to non-controlling interests	17,169	4,843	254.5%	16,318	5.2%

Net income attributable to AB Unitholders	$135,103	$124,501	8.5%	$139,937	(3.5%)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2Q 2017	2Q 2016	2Q 2017 vs. 2Q 2016 % Change	1Q 2017	2Q 2017 vs. 1Q 2017 % Change

Equity in Net Income Attributable to AB Unitholders	$47,947	$44,657	7.4%	$49,666	(3.5%)
Income Taxes	6,206	5,585	11.1%	5,756	7.8%
Net Income	41,741	39,072	6.8%	43,910	(4.9%)

Additional Equity in Earnings of Operating Partnership (1)	137	189	(27.5%)	176	(22.2%)
Net Income - Diluted	$41,878	$39,261	6.7%	$44,086	(5.0%)
Diluted Net Income per Unit	$0.43	$0.40	7.5%	$0.46	(6.5%)
Distribution per Unit	$0.49	$0.40	22.5%	$0.46	6.5%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2Q 2017	2Q 2016	2Q 2017 vs. 2Q 2016 % Change	1Q 2017	2Q 2017 vs. 1Q 2017 % Change
AB L.P.
Period-end	265,714,086	268,777,653	(1.1%)	268,714,548	(1.1%)
Weighted average - basic	268,301,889	269,720,065	(0.5%)	268,479,768	(0.1%)
Weighted average - diluted	268,732,079	270,370,130	(0.6%)	269,013,395	(0.1%)
AB Holding L.P.
Period-end	93,503,142	96,534,649	(3.1%)	96,473,204	(3.1%)
Weighted average - basic	96,061,547	97,463,205	(1.4%)	96,238,424	(0.2%)
Weighted average - diluted	96,491,737	98,113,270	(1.7%)	96,772,051	(0.3%)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | June 30, 2017
($ billions)
Ending and Average	Three Months Ended
	6/30/17	6/30/16
Ending Assets Under Management	$516.6	$489.5
Average Assets Under Management	$507.7	$484.5

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$244.9	$168.9	$84.1	$497.9
Sales/New accounts	4.0	13.5	2.9	20.4
Redemption/Terminations	(2.9)	(8.9)	(2.6)	(14.4)
Net Cash Flows	0.1	(1.4)	—	(1.3)
Net Flows	1.2	3.2	0.3	4.7
Investment Performance	6.8	5.2	2.0	14.0
End of Period	$252.9	$177.3	$86.4	$516.6

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$118.8	$48.9	$228.1	$37.8	$11.1	$53.2	$497.9
Sales/New accounts	5.2	0.1	10.6	2.1	—	2.4	20.4
Redemption/Terminations	(4.3)	(0.2)	(6.4)	(1.3)	(1.4)	(0.8)	(14.4)
Net Cash Flows	(0.3)	(0.4)	(0.6)	—	—	—	(1.3)
Net Flows	0.6	(0.5)	3.6	0.8	(1.4)	1.6	4.7
Investment Performance	5.1	1.7	4.9	0.6	0.2	1.5	14.0
End of Period	$124.5	$50.1	$236.6	$39.2	$9.9	$56.3	$516.6

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$0.6	$(0.5)	$0.1
Fixed Income	4.4	(1.4)	3.0
Other (2)	1.6	—	1.6
Total	$6.6	$(1.9)	$4.7

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$145.2	$101.5	$84.5	$331.2
Non-U.S. Clients	107.7	75.8	1.9	185.4
Total	$252.9	$177.3	$86.4	$516.6

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
US $ Thousands, unaudited	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016

Net Revenues, GAAP basis	$802,313	$764,917	$786,256	$747,591	$725,806	$769,126
Exclude:
Long-term incentive compensation-related investment (gains) losses	(1,926)	(2,979)	846	(2,556)	(792)	1,326
Long-term incentive compensation-related dividends and interest	(150)	(158)	(1,212)	(142)	(142)	(151)
Distribution-related payments	(102,756)	(96,367)	(95,419)	(95,844)	(93,217)	(87,127)
Amortization of deferred sales commissions	(8,307)	(9,079)	(9,460)	(9,787)	(10,577)	(11,242)
Pass-through fees & expenses	(9,701)	(10,407)	(10,682)	(9,768)	(11,708)	(11,651)
Gain on sale of investment carried at cost	—	—	—	—	—	(75,273)
Gain on sale of software technology	(4,231)	—	—	—	—	—
Impact of consolidated company-sponsored investment funds	(25,701)	(22,155)	(8,360)	(16,114)	(5,471)	5,058
Adjusted Net Revenues	$649,541	$623,772	$661,969	$613,380	$603,899	$590,066

Operating Income, GAAP basis	$162,537	$166,312	$222,239	$185,309	$142,575	$173,042
Exclude:
Long-term incentive compensation-related items	417	68	(252)	363	(354)	963
Gain on sale of investment carried at cost	—	—	—	—	—	(75,273)
Gain on sale of software technology	(4,231)	—	—	—	—	—
Real estate (credits) charges	20,747	(2)	(6,941)	(140)	(2,801)	27,586
Acquisition-related expenses	25	524	514	303	239	—
Contingent payment arrangements	—	—	—	(21,483)	—	—
Sub-total of non-GAAP adjustments	16,958	590	(6,679)	(20,957)	(2,916)	(46,724)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	17,169	16,318	6,697	15,696	4,843	(5,748)
Adjusted Operating Income	$162,326	$150,584	$208,863	$148,656	$134,816	$132,066

Operating Margin, GAAP basis excl. non-controlling interests	18.1%	19.6%	27.4%	22.7%	19.0%	23.2%

Adjusted Operating Margin	25.0%	24.1%	31.6%	24.2%	22.3%	22.4%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
$ Thousands except per Unit amounts, unaudited	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
Net Income - Diluted, GAAP basis	$41,878	$44,086	$72,963	$50,479	$39,261	$54,745
Impact on net income of AB non-GAAP adjustments	5,637	197	(9,761)	(6,953)	(949)	(15,686)
Adjusted Net Income - Diluted	$47,515	$44,283	$63,202	$43,526	$38,312	$39,059

Diluted Net Income per Holding Unit, GAAP basis	$0.43	$0.46	$0.77	$0.52	$0.40	$0.55
Impact of AB non-GAAP adjustments	0.06	—	(0.10)	(0.07)	(0.01)	(0.16)
Adjusted Diluted Net Income per Holding Unit	$0.49	$0.46	$0.67	$0.45	$0.39	$0.39

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation. Lastly, in the second quarter of 2017 we excluded a gain of $4.2 million on the exchange of software technology for an ownership interest in a third party company and in the first quarter of 2016 we excluded a realized gain of $75.3 million resulting from the liquidation of an investment in Jasper Wireless Technologies, Inc. ("Jasper"), which was acquired by Cisco Systems, Inc., because these transactions are not part of our core operating results.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the gain on the sale of our investment in Jasper during 2016, (3) the gain on the sale of software technology during 2017 (4) real estate charges (credits), (5) acquisition-related expenses, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated company-sponsored investment funds.

Prior to 2009, a significant portion of employee compensation was in the form of employee long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

A realized gain on the liquidation of our Jasper investment during 2016 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

A realized gain on the exchange of software technology for an ownership interest in a third party company during 2017 has been excluded due to its non-recurring nature and because it is not part of our core operating results.

Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

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The recording of changes in estimates of the contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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